EXHIBIT 99.1

Hanmi Reports 2026 First Quarter Results

LOS ANGELES, April 21, 2026 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the first quarter of 2026.

Net income for the first quarter of 2026 was $22.6 million, or $0.75 per diluted share, compared with $21.2 million, or $0.70 per diluted share for the fourth quarter of 2025. The return on average assets for the first quarter was 1.18% and the return on average equity was 10.86%, compared with a return on average assets of 1.07% and a return on average equity of 10.14% for the fourth quarter of 2025.

CEO Commentary
“Hanmi delivered strong results in the first quarter, reflecting the effective execution of our growth strategy,” said Bonnie Lee, President and Chief Executive Officer. “We saw several positive trends, including 7.2% annualized deposit growth, net interest margin expansion, and stable expense levels. This contributed to 6.2% growth in net income, an ROAA of 1.18%, and further strengthened our capital ratios. These results underscore the success of our relationship-driven banking model.”

“Consistent with our strategy, we further diversified our loan portfolio where C&I loans reached 17.6% of total loans and C&I loan production increased 64% from new banking relationships. Our asset quality remained excellent, with nonperforming assets falling by 38%, to 0.16% of total assets.”

“Based on our first quarter performance and the strong pipeline we have for both loans and deposits, we expect these positive trends in key areas to continue, and we remain confident in our ability to deliver strong financial performance for our shareholders in 2026,” concluded Lee.

First Quarter 2026 Highlights:

  Net income was $22.6 million, or $0.75 per diluted share, up 6.2% from the fourth quarter, driven by continued growth in net interest income and margin, higher gains from sales of SBA loans, well-controlled noninterest expenses, and a lower effective tax rate. Return on average assets and return on average equity during the quarter were healthy at 1.18% and 10.86%, respectively.
  Deposits increased 1.8% to $6.8 billion from the prior quarter and noninterest-bearing demand deposits remained stable at approximately 30% of total deposits.
  Loan production increased by 0.8% to $377.9 million from the prior quarter, driven primarily by a 64% increase in commercial and industrial loan production. New loans had a weighted average interest rate of 6.54% compared to a weighted average interest rate of 6.21% for payoffs.
  Net interest income continued to grow, increasing 0.5% from the prior quarter, due primarily to lower interest expense as the average rate on interest-bearing deposits declined 16 basis points. Net interest margin increased ten basis points to 3.38%, due primarily to lower rates on interest-bearing deposits.
  Asset quality remained strong as nonperforming assets to total assets was 0.16%, an improvement of ten basis points from the prior quarter, and nonperforming loans to total loans was 0.19%, an improvement of nine basis points from the prior quarter.
  Hanmi capital ratios strengthened further as tangible common equity to tangible assets improved 12 basis points to 10.11% and the common equity tier 1 capital ratio improved 15 basis points to 12.20%. Simultaneously, Hanmi returned $13.4 million of capital to shareholders in the form of dividends of $8.6 million and share repurchases of $4.8 million.

For more information about Hanmi, please see the Q1 2026 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25

Net income	$22,557	$21,239	$22,061	$15,117	$17,672	$1,318	$4,885
Net income per diluted common share	$0.75	$0.70	$0.73	$0.50	$0.58	$0.05	$0.17

Assets	$7,839,227	$7,869,185	$7,856,731	$7,862,363	$7,729,035	$(29,958)	$110,192
Loans	$6,545,466	$6,563,367	$6,528,259	$6,305,957	$6,282,189	$(17,901)	$263,277
Deposits	$6,800,622	$6,677,650	$6,766,639	$6,729,122	$6,619,475	$122,972	$181,147

Return on average assets	1.18%	1.07%	1.12%	0.79%	0.94%	0.11	0.24
Return on average stockholders’ equity	10.86%	10.14%	10.69%	7.48%	8.92%	0.72	1.94

Net interest margin	3.38%	3.28%	3.22%	3.07%	3.02%	0.10	0.36
Efficiency ratio (1)	53.48%	54.95%	52.65%	55.74%	55.69%	-1.47	-2.21

Tangible common equity to tangible assets (2)	10.11%	9.99%	9.80%	9.58%	9.59%	0.12	0.52
Tangible common equity per common share (2)	$26.56	$26.27	$25.64	$24.91	$24.49	0.29	2.07

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to “Non-GAAP Financial Measures” for further details.

Results of Operations
Net interest income increased $0.3 million, or 0.5%, to $63.2 million for the first quarter of 2026, from $62.9 million for the fourth quarter of 2025, principally because of lower interest expense on interest-bearing deposits, which declined by $3.2 million from the fourth quarter. Interest income on loans for the first quarter, however, also declined by $2.7 million from the previous quarter. A $0.5 million special dividend on FHLB stock and a $0.7 million decline in interest income on securities and other interest-earning assets account for the remaining difference.

Net interest margin (taxable equivalent) improved by ten basis points to 3.38% for the first quarter of 2026, from 3.28% for the fourth quarter of 2025. The increase in net interest margin primarily reflected the 16-basis point decline in the cost of interest-bearing deposits.

The average yield on loans for the first quarter was 5.90%, down four basis points from the fourth quarter, and the average balance of loans for the first quarter was $6.43 billion, down 0.3% from the previous quarter. The cost of interest-bearing deposits for the first quarter was 3.20%, down 16 basis points from the fourth quarter, and the average balance of interest-bearing deposits was $4.66 billion, down 1.1% from the previous quarter. The ratio of average loans to average deposits for the first quarter was 97.5%, compared with 96.6% for the previous quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
Net Interest Income	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25

Interest and fees on loans (1)	$93,866	$96,592	$95,691	$92,589	$90,887	-2.8%	3.3%
Interest on securities	5,959	6,323	6,592	6,261	6,169	-5.8%	-3.4%
Dividends on FHLB stock	831	361	357	354	360	130.2%	130.8%
Interest on deposits in other banks	1,496	1,837	2,586	2,129	1,841	-18.6%	-18.7%
Total interest and dividend income	$102,152	$105,113	$105,226	$101,333	$99,257	-2.8%	2.9%

Interest on deposits	36,738	39,978	42,244	41,924	40,559	-8.1%	-9.4%
Interest on borrowings	676	695	324	684	2,024	-2.7%	-66.6%
Interest on subordinated debentures	1,535	1,561	1,579	1,586	1,582	-1.7%	-3.0%
Total interest expense	38,949	42,234	44,147	44,194	44,165	-7.8%	-11.8%
Net interest income	$63,203	$62,879	$61,079	$57,139	$55,092	0.5%	14.7%

(1) Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
Average Earning Assets and Interest-bearing Liabilities	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Loans (1)	$6,434,316	$6,456,239	$6,304,435	$6,257,741	$6,189,531	-0.3%	4.0%
Securities	921,065	955,811	985,888	993,975	1,001,499	-3.6%	-8.0%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	171,953	191,731	239,993	200,266	176,028	-10.3%	-2.3%
Average interest-earning assets	$7,543,719	$7,620,166	$7,546,701	$7,468,367	$7,383,443	-1.0%	2.2%

Demand: interest-bearing	$74,963	$77,297	$86,839	$81,308	$79,369	-3.0%	-5.6%
Money market and savings	2,063,186	2,130,616	2,122,967	2,109,221	2,037,224	-3.2%	1.3%
Time deposits	2,522,505	2,506,582	2,494,285	2,434,659	2,345,346	0.6%	7.6%
Average interest-bearing deposits	4,660,654	4,714,495	4,704,091	4,625,188	4,461,939	-1.1%	4.5%
Borrowings	69,388	64,565	27,772	60,134	179,444	7.5%	-61.3%
Subordinated debentures	130,541	130,385	130,766	130,880	130,718	0.1%	-0.1%
Average interest-bearing liabilities	$4,860,583	$4,909,445	$4,862,629	$4,816,202	$4,772,101	-1.0%	1.9%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,937,628	$1,969,908	$1,960,331	$1,934,985	$1,895,953	-1.6%	2.2%

(1) Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
Average Yields and Rates	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Loans (1)	5.90%	5.94%	6.03%	5.93%	5.95%	-0.04	-0.05
Securities (2)	2.62%	2.67%	2.70%	2.55%	2.49%	-0.05	0.13
FHLB stock	20.56%	8.75%	8.65%	8.65%	8.92%	11.81	11.64
Interest-bearing deposits in other banks	3.53%	3.80%	4.27%	4.26%	4.24%	-0.27	-0.71
Interest-earning assets	5.48%	5.48%	5.54%	5.44%	5.45%	0.00	0.03

Interest-bearing deposits	3.20%	3.36%	3.56%	3.64%	3.69%	-0.16	-0.49
Borrowings	3.94%	4.27%	4.63%	4.58%	4.57%	-0.33	-0.63
Subordinated debentures	4.70%	4.79%	4.83%	4.84%	4.84%	-0.09	-0.14
Interest-bearing liabilities	3.25%	3.41%	3.60%	3.68%	3.75%	-0.16	-0.50

Net interest margin (taxable equivalent basis)	3.38%	3.28%	3.22%	3.07%	3.02%	0.10	0.36

Cost of deposits	2.26%	2.37%	2.51%	2.56%	2.59%	-0.11	-0.33

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss expense for the first quarter of 2026 was $2.9 million, compared with $1.9 million for the fourth quarter of 2025. First-quarter credit loss expense included a $3.2 million provision for loan losses and a negative provision of $0.3 million for off-balance sheet items. Fourth-quarter credit loss expense included $1.7 million for loan losses and $0.2 million for off-balance sheet items.

Noninterest income was $8.5 million for the first quarter of 2026, up 2.9% from $8.3 million for the fourth quarter of 2025. The increase was primarily due to a $0.3 million increase in gain on sales of SBA loans. The gain on sales of SBA loans was $2.1 million for the first quarter of 2026, compared with $1.8 million for the fourth quarter of 2025. The volume of SBA loans sold for the first quarter increased to $32.5 million from $29.9 million for the fourth quarter of 2025, and trade premiums also increased to 7.88% for the first quarter of 2026 compared with 7.40% for the fourth quarter. Residential mortgage loans sold for the first quarter were $31.7 million with a premium of 2.50%, compared with $33.5 million and 2.62% for the fourth quarter. The gain on sales of residential mortgage loans was $0.5 million for the first quarter, compared with $0.6 million for the fourth quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
Noninterest Income	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Service charges on deposit accounts	$2,127	$2,196	$2,160	$2,169	$2,217	-3.1%	-4.1%
Trade finance and other service charges and fees	1,501	1,735	1,551	1,461	1,396	-13.5%	7.5%
Servicing income	870	924	924	754	732	-5.8%	18.9%
Bank-owned life insurance income	610	315	1,259	708	309	93.7%	97.4%
All other operating income	844	758	973	819	897	11.3%	-5.9%
Service charges, fees & other	5,952	5,928	6,867	5,911	5,551	0.4%	7.2%

Gain on sale of SBA loans	2,102	1,790	1,857	2,160	2,000	17.4%	5.1%
Gain on sale of residential mortgage loans	485	581	1,156	-	175	-16.5%	177.1%
Total noninterest income	$8,539	$8,299	$9,880	$8,071	$7,726	2.9%	10.5%

Noninterest expense for the first quarter of 2026 was $38.4 million, down 1.9% from $39.1 million for the fourth quarter of 2025. The decrease was principally due to the income recognized on the sale of foreclosed properties for the first quarter, compared with an expense for other-real-estate-owned for the fourth quarter. No foreclosed properties remained at the end of the 2026-first quarter. The efficiency ratio declined to 53.48% for the first quarter, compared with 54.95% for the previous quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Noninterest Expense
Salaries and employee benefits	$21,956	$22,472	$22,163	$22,069	$20,972	-2.3%	4.7%
Occupancy and equipment	4,414	4,339	4,507	4,344	4,450	1.7%	-0.8%
Data processing	4,386	4,098	3,860	3,727	3,787	7.0%	15.8%
Professional fees	2,780	2,343	1,978	1,725	1,468	18.7%	89.4%
Supplies and communication	556	573	423	515	517	-3.0%	7.5%
Advertising and promotion	688	1,010	712	798	585	-31.9%	17.6%
All other operating expenses	3,849	3,795	3,665	3,567	3,175	1.4%	21.2%
Subtotal	38,629	38,630	37,308	36,745	34,954	0.0%	10.5%

Other real estate owned expense (income)	(345)	474	17	(461)	41	-172.8%	941.5%
Repossessed personal property expense (income)	84	5	32	63	(11)	1580.0%	-863.6%
Total noninterest expense	$38,368	$39,109	$37,357	$36,347	$34,984	-1.9%	9.7%

The effective tax rate was 26.0% for the first quarter of 2026, compared with 29.5% for the fourth quarter of 2025. The lower effective tax rate reflects the tax benefit arising from the first-quarter vesting of performance stock units, as well as the year-ago change in the State of California apportionment calculation.

Financial Position
Total assets at March 31, 2026 decreased 0.4%, or $30.0 million, to $7.84 billion from $7.87 billion at December 31, 2025. The decrease reflected a $44.9 million decline in securities available for sale and an $18.5 million decline in loans, partially offset by a $41.2 million increase in cash and due from banks.
Total loans, excluding the allowance for credit losses and loans held for sale, were $6.55 billion at March 31, 2026, down 0.3% from $6.56 billion at December 31, 2025.

Loans held for sale were $4.9 million at March 31, 2026, down from $7.4 million at December 31, 2025. At the end of the first quarter, loans held-for-sale consisted of the guaranteed portion of SBA 7(a) loans.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Loan Portfolio
Commercial real estate loans	$3,998,144	$4,030,105	$4,015,291	$3,948,922	$3,975,651	-0.8%	0.6%
Residential/consumer loans	1,002,223	1,049,872	1,043,577	993,869	979,536	-4.5%	2.3%
Commercial and industrial loans	1,152,544	1,074,907	1,052,522	917,995	854,406	7.2%	34.9%
Equipment finance	392,555	408,483	416,869	445,171	472,596	-3.9%	-16.9%
Total loans held for investment	6,545,466	6,563,367	6,528,259	6,305,957	6,282,189	-0.3%	4.2%
Loans held for sale	4,932	7,403	6,512	49,611	11,831	-33.4%	-58.3%
Total loans	$6,550,398	$6,570,770	$6,534,771	$6,355,568	$6,294,020	-0.3%	4.1%

	As of
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2026	2025	2025	2025	2025
Composition of Loan Portfolio
Commercial real estate loans	61.0%	61.3%	61.4%	62.2%	63.1%
Residential/consumer loans	15.3%	16.0%	16.0%	15.6%	15.6%
Commercial and industrial loans	17.6%	16.4%	16.1%	14.4%	13.6%
Equipment finance	6.0%	6.2%	6.4%	7.0%	7.5%
Total loans held for investment	99.9%	99.9%	99.9%	99.2%	99.8%
Loans held for sale	0.1%	0.1%	0.1%	0.8%	0.2%
Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $377.9 million for the first quarter of 2026 with an average rate of 6.54%, while payoffs were $198.9 million during the quarter at an average rate of 6.21%.

	For the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2026	2025	2025	2025	2025
New Loan Production
Commercial real estate loans	$131,426	$125,866	$176,826	$111,993	$146,606
Residential/consumer loans	29,074	70,268	103,247	83,761	55,000
Commercial and industrial loans	134,717	82,079	211,454	53,444	42,344
SBA loans	40,652	44,065	44,931	46,829	55,242
Equipment finance	42,051	52,521	34,315	33,567	46,749
Subtotal	377,920	374,799	570,773	329,594	345,941

Payoffs	(198,936)	(123,086)	(142,963)	(119,139)	(125,102)
Amortization	(133,396)	(133,992)	(60,939)	(151,357)	(90,743)
Loan sales	(64,690)	(63,642)	(100,452)	(35,388)	(42,193)
Net line utilization	4,373	(16,072)	(39,497)	12,435	(53,901)
Charge-offs & OREO	(3,172)	(2,899)	(4,620)	(12,377)	(3,190)

Loans held for investment-beginning balance	6,563,367	6,528,259	6,305,957	6,282,189	6,251,377
Loans held for investment-ending balance	$6,545,466	$6,563,367	$6,528,259	$6,305,957	$6,282,189

Deposits were $6.80 billion at the end of the first quarter of 2026, up $123.0 million, or 1.8%, from $6.68 billion at the end of the prior quarter. Driving the change was a $72.0 million increase in time deposits and a $31.9 million increase in money market and savings deposits. Noninterest-bearing demand deposits represented 29.9% of total deposits at March 31, 2026 and the loan-to-deposit ratio was 96.2%.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Deposit Portfolio
Demand: noninterest-bearing	$2,030,743	$2,015,212	$2,087,132	$2,105,369	$2,066,659	0.8%	-1.7%
Demand: interest-bearing	78,341	74,799	86,834	90,172	80,790	4.7%	-3.0%
Money market and savings	2,116,073	2,084,218	2,094,028	2,092,847	2,073,943	1.5%	2.0%
Time deposits $250,000 and less	1,406,753	1,365,885	1,324,267	1,283,984	1,288,773	3.0%	9.2%
Core deposits	5,631,910	5,540,114	5,592,261	5,572,372	5,510,165	1.7%	2.2%
Time deposits over $250,000	1,168,712	1,137,536	1,174,378	1,156,750	1,109,310	2.7%	5.4%
Total deposits	$6,800,622	$6,677,650	$6,766,639	$6,729,122	$6,619,475	1.8%	2.7%

	As of
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2026	2025	2025	2025	2025
Composition of Deposit Portfolio
Demand: noninterest-bearing	29.9%	30.2%	30.8%	31.3%	31.2%
Demand: interest-bearing	1.2%	1.1%	1.3%	1.3%	1.2%
Money market and savings	31.0%	31.2%	30.9%	31.1%	31.3%
Time deposits $250,000 and less	20.7%	20.5%	19.6%	19.1%	19.5%
Core deposits	82.8%	83.0%	82.6%	82.8%	83.2%
Time deposits over $250,000	17.2%	17.0%	17.4%	17.2%	16.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Stockholders’ equity at March 31, 2026 was $802.8 million, up $6.4 million, or 0.8%, from $796.4 million at December 31, 2025. Offsetting the increase to stockholders’ equity from first quarter net income of $22.6 million were dividends of $8.6 million, share repurchases of $4.8 million, a $2.3 million increase in unrealized after-tax losses on securities available for sale, and $1.1 million in purchases of vested stock in respect of Hanmi’s equity compensation programs. During the first quarter, Hanmi repurchased 185,707 shares of common stock at an average price of $25.89. As of March 31, 2026, there were 2.15 million shares available under Hanmi’s share repurchase program. In addition to the share repurchase program, Hanmi purchased 41,268 shares of common stock surrendered by employees to satisfy their tax liabilities upon the first-quarter vesting of their equity compensation awards.

Tangible common equity per share at the end of the first quarter of 2026 was $26.56, up 1.1% from $26.27 at the end of the fourth quarter of 2025. Please refer to the Non-GAAP Financial Measures section below for more information.

Hanmi and the Bank exceeded minimum regulatory capital requirements, and the Bank continued to exceed the minimum for the “well capitalized” category.

	As of					Ratio Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.22%	15.06%	15.05%	15.20%	15.28%	0.16	-0.06
Tier 1 risk-based capital	12.52%	12.37%	12.33%	12.46%	12.46%	0.15	0.06
Common equity tier 1 capital	12.20%	12.05%	12.00%	12.12%	12.12%	0.15	0.08
Tier 1 leverage capital ratio	10.93%	10.70%	10.64%	10.63%	10.67%	0.23	0.26
Hanmi Bank
Total risk-based capital	14.45%	14.25%	14.28%	14.39%	14.47%	0.20	-0.02
Tier 1 risk-based capital	13.37%	13.17%	13.20%	13.32%	13.34%	0.20	0.03
Common equity tier 1 capital	13.37%	13.17%	13.20%	13.32%	13.34%	0.20	0.03
Tier 1 leverage capital ratio	11.74%	11.47%	11.46%	11.43%	11.49%	0.27	0.25

(1) Preliminary ratios for March 31, 2026

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.20% of loans at the end of the first quarter of 2026, compared with 0.27% at the end of the fourth quarter of 2025.

Criticized loans were $116.4 million for the first quarter of 2026, compared with $97.0 million for the fourth quarter of 2025 and $164.9 million for the first quarter of 2025. The increase during the first quarter of 2026 was driven by special mention loans, which increased $22.6 million because of a $21.2 million commercial real estate loan downgrade. Changes in classified loans, which decreased $3.2 million, included a $9.7 million payment on a commercial real estate office loan that had a balance of $10.2 million at December 31, 2025. Classified loan downgrades for the first quarter, which totaled $9.6 million, included a $5.0 million commercial and industrial loan in the hospitality industry. There were no transfers of criticized loans into other-real-estate-owned during the first quarter of 2026. As a percent of total loans, criticized loans were 1.78% as of March 31, 2026, compared with 1.48% as of December 31, 2025, and 2.62% as of March 31, 2025.

Nonaccrual loans were $12.4 million, or 0.19% of loans, at March 31, 2026, compared with $18.1 million, or 0.28% of loans, at December 31, 2025, and $35.5 million, or 0.56% of loans, at March 31, 2025. The decrease for the first quarter reflects the $9.7 million payment described in the above paragraph and $1.9 million of equipment finance agreement charge-offs, partially offset by the addition of a $3.2 million commercial real estate loan in the hospitality industry.

Nonperforming assets were $12.4 million, or 0.16% of total assets, at March 31, 2026, compared with $20.1 million, or 0.26% of total assets, at December 31, 2025. The decline reflects the changes described in the above paragraph as well as the sale of two other-real-estate-owned properties for a net gain of $0.8 million. No foreclosed properties remained in other-real-estate-owned at the end of the first quarter.

Gross charge-offs for the first quarter of 2026 were $3.2 million, compared with $2.9 million for the preceding quarter. Charge-offs during the first quarter included $2.9 million of equipment financing agreements. Recoveries of previously charged off loans were $0.6 million, which included $0.5 million of equipment financing agreements. As a result, there were $2.6 million of net charge-offs for the first quarter of 2026, or 0.16% of loans (annualized), compared with $1.6 million, or 0.10% of loans, for the fourth quarter of 2025.

The allowance for credit losses was $70.5 million, or 1.08% of loans, at March 31, 2026, compared with $69.9 million, or 1.07% of loans, at December 31, 2025. Collectively evaluated allowances increased $0.8 million, while specific allowances decreased $0.2 million.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$13,274	$17,610	$11,560	$10,953	$17,312	$(4,336)	$(4,038)
Delinquent loans to total loans	0.20%	0.27%	0.18%	0.17%	0.28%	(0.07)	(0.07)

Criticized loans:
Special mention	$93,682	$71,113	$16,775	$12,700	$118,380	$22,569	$(24,698)
Classified	22,736	25,891	28,590	33,857	46,519	(3,155)	(23,783)
Total criticized loans(1)	$116,418	$97,004	$45,365	$46,557	$164,899	$19,414	$(48,481)

Criticized loans to total loans	1.78%	1.48%	0.69%	0.74%	2.62%	0.30	(0.84)

Nonperforming assets:
Nonaccrual loans	$12,420	$18,112	$19,369	$25,967	$35,458	$(5,692)	$(23,038)
Loans 90 days or more past due and still accruing	-	-	-	-	112	-	(112)
Nonperforming loans	12,420	18,112	19,369	25,967	35,570	(5,692)	(23,150)
Other real estate owned, net	-	1,980	1,995	-	117	(1,980)	(117)
Nonperforming assets(2)	$12,420	$20,092	$21,364	$25,967	$35,687	$(7,672)	$(23,267)

Nonperforming assets to total assets	0.16%	0.26%	0.27%	0.33%	0.46%	-0.10	-0.30
Nonperforming loans to total loans	0.19%	0.28%	0.30%	0.41%	0.57%	-0.09	-0.38

(1) Includes nonaccrual loans of $12.4 million, $18.1 million, $19.4 million, $24.1 million, and $34.4 million as of Q1-26, Q4-25, Q3-25, Q2-25, and Q1-25, respectively.
(2) Excludes repossessed personal property of $0.3 million, $0.6 million, $0.4 million, $0.6 million, and $0.7 million as of Q1-26, Q4-25, Q3-25, Q2-25, and Q1-25, respectively.

	As of or for the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2026	2025	2025	2025	2025
Allowance for credit losses related to loans:
Balance at beginning of period	$69,903	$69,781	$66,756	$70,597	$70,147
Credit loss expense (recovery) on loans	3,163	1,701	2,543	7,523	2,396
Net loan (charge-offs) recoveries	(2,598)	(1,579)	482	(11,364)	(1,946)
Balance at end of period	$70,468	$69,903	$69,781	$66,756	$70,597

Net loan charge-offs (recoveries) to average loans (1)	0.16%	0.10%	-0.03%	0.73%	0.13%
Allowance for credit losses to loans	1.08%	1.07%	1.07%	1.06%	1.12%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,349	$2,107	$2,506	$2,399	$2,074
Credit loss expense (recovery) on off-balance sheet items	(271)	242	(399)	107	325
Balance at end of period	$2,078	$2,349	$2,107	$2,506	$2,399

Unused commitments to extend credit	$891,594	$930,122	$952,475	$915,847	$896,282

(1) Annualized

Corporate Developments
On January 23, 2026, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2026 first quarter of $0.28 per share. Hanmi paid the dividend on February 26, 2026, to stockholders of record as of the close of business on February 10, 2026.

Earnings Conference Call
Hanmi Bank will host its first quarter 2026 earnings conference call today, April 21, 2026, at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 32 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in investor sentiment or consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  the imposition of tariffs or other domestic or international governmental policies and any retaliatory responses;
  the impact of a potential federal government shutdown, which may impact on our ability to effect sales of Small Business Administration loans;
  changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into, including the costs associated with the evaluation of any strategic opportunities and the overall effects of any acquisitions or dispositions we may make;
  the adequacy of and changes in the economic assumptions and methodology for computing our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  cyber security and fraud risks against our information technology and those of our third-party providers and vendors;
  the inability of third-party service providers to perform their obligations to us; and
  the ability of the Company to withstand disruptions that may be caused by any failure of the operational systems of third parties.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2026	2025	Change	2025	Change
Assets
Cash and due from banks	$254,045	$212,841	19.4%	$329,003	-22.8%
Securities available for sale, at fair value	835,725	880,624	-5.1%	907,011	-7.9%
Loans held for sale, at the lower of cost or fair value	4,932	7,403	-33.4%	11,831	-58.3%
Loans, net of allowance for credit losses	6,474,998	6,493,465	-0.3%	6,211,592	4.2%
Accrued interest receivable	23,320	24,466	-4.7%	23,536	-0.9%
Premises and equipment, net	20,015	20,378	-1.8%	20,866	-4.1%
Customers’ liability on acceptances	-	125	-100.0%	552	-100.0%
Servicing assets	6,535	6,459	1.2%	6,422	1.8%
Goodwill and other intangible assets, net	11,031	11,031	0.0%	11,031	0.0%
Federal Home Loan Bank (“FHLB”) stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	56,534	56,697	-0.3%	57,476	-1.6%
Prepaid expenses and other assets	135,707	139,311	-2.6%	133,330	1.8%
Total assets	$7,839,227	$7,869,185	-0.4%	$7,729,035	1.4%

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,030,743	$2,015,212	0.8%	$2,066,659	-1.7%
Interest-bearing	4,769,879	4,662,438	2.3%	4,552,816	4.8%
Total deposits	6,800,622	6,677,650	1.8%	6,619,475	2.7%
Accrued interest payable	30,592	34,783	-12.0%	29,646	3.2%
Bank's liability on acceptances	-	125	-100.0%	552	-100.0%
Borrowings	-	150,000	-100.0%	117,500	-100.0%
Subordinated debentures	130,618	130,463	0.1%	130,799	-0.1%
Accrued expenses and other liabilities	74,576	79,778	-6.5%	79,578	-6.3%
Total liabilities	7,036,408	7,072,799	-0.5%	6,977,550	0.8%

Stockholders’ equity:
Common stock	34	34	0.0%	34	0.0%
Additional paid-in capital	595,374	594,667	0.1%	591,942	0.6%
Accumulated other comprehensive (loss)	(45,553)	(43,175)	5.5%	(60,002)	-24.1%
Retained earnings	408,327	394,335	3.5%	360,289	13.3%
Less treasury stock	(155,363)	(149,475)	3.9%	(140,778)	10.4%
Total stockholders’ equity	802,819	796,386	0.8%	751,485	6.8%
Total liabilities and stockholders’ equity	$7,839,227	$7,869,185	-0.4%	$7,729,035	1.4%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2026	2025	Change	2025	Change
Interest and dividend income:
Interest and fees on loans	$93,866	$96,592	-2.8%	$90,887	3.3%
Interest on securities	5,959	6,323	-5.8%	6,169	-3.4%
Dividends on FHLB stock	831	361	130.2%	360	130.8%
Interest on deposits in other banks	1,496	1,837	-18.6%	1,841	-18.7%
Total interest and dividend income	102,152	105,113	-2.8%	99,257	2.9%
Interest expense:
Interest on deposits	36,738	39,978	-8.1%	40,559	-9.4%
Interest on borrowings	676	695	-2.7%	2,024	-66.6%
Interest on subordinated debentures	1,535	1,561	-1.7%	1,582	-3.0%
Total interest expense	38,949	42,234	-7.8%	44,165	-11.8%
Net interest income before credit loss expense	63,203	62,879	0.5%	55,092	14.7%
Credit loss expense	2,892	1,943	48.8%	2,721	6.3%
Net interest income after credit loss expense	60,311	60,936	-1.0%	52,371	15.2%
Noninterest income:
Service charges on deposit accounts	2,127	2,196	-3.1%	2,217	-4.1%
Trade finance and other service charges and fees	1,501	1,735	-13.5%	1,396	7.5%
Gain on sale of Small Business Administration (“SBA”) loans	2,102	1,790	17.4%	2,000	5.1%
Gain on sale of residential mortgage loans	485	581	-16.5%	175	177.1%
Other operating income	2,324	1,997	16.4%	1,938	19.9%
Total noninterest income	8,539	8,299	2.9%	7,726	10.5%
Noninterest expense:
Salaries and employee benefits	21,956	22,472	-2.3%	20,972	4.7%
Occupancy and equipment	4,414	4,339	1.7%	4,450	-0.8%
Data processing	4,386	4,098	7.0%	3,787	15.8%
Professional fees	2,780	2,343	18.7%	1,468	89.4%
Supplies and communications	556	573	-3.0%	517	7.5%
Advertising and promotion	688	1,010	-31.9%	585	17.6%
Other operating expenses	3,588	4,274	-16.1%	3,205	12.0%
Total noninterest expense	38,368	39,109	-1.9%	34,984	9.7%
Income before tax	30,482	30,126	1.2%	25,113	21.4%
Income tax expense	7,925	8,887	-10.8%	7,441	6.5%
Net income	$22,557	$21,239	6.2%	$17,672	27.6%

Basic earnings per share:	$0.76	$0.71		$0.59
Diluted earnings per share:	$0.75	$0.70		$0.58

Weighted-average shares outstanding:
Basic	29,629,130	29,694,534		29,937,660
Diluted	29,808,999	29,902,375		30,058,248
Common shares outstanding	29,806,694	29,894,757		30,233,514

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans:
Commercial real estate (1)	$3,964,174	$55,836	5.71%	$4,004,348	$57,774	5.72%	$3,938,099	$54,861	5.65%
Residential mortgage	1,035,929	14,035	5.42%	1,043,250	14,134	5.38%	960,862	12,750	5.38%
Commercial and industrial (1)	1,024,117	16,970	6.72%	990,279	17,467	7.00%	797,524	15,252	7.76%
Consumer	5,295	84	6.40%	5,508	87	6.29%	6,893	119	7.01%
Equipment finance	404,801	6,941	6.86%	412,854	7,130	6.91%	486,153	7,905	6.50%
Total loans (1)	6,434,316	93,866	5.90%	6,456,239	96,592	5.94%	6,189,531	90,887	5.95%
Securities (2)	921,065	5,959	2.62%	955,811	6,323	2.67%	1,001,499	6,169	2.49%
FHLB stock	16,385	831	20.56%	16,385	362	8.75%	16,385	360	8.92%
Interest-bearing deposits in other banks	171,953	1,496	3.53%	191,731	1,836	3.80%	176,028	1,841	4.24%
Total interest-earning assets	7,543,719	102,152	5.48%	7,620,166	105,113	5.48%	7,383,443	99,257	5.45%

Noninterest-earning assets:
Cash and due from banks	52,668			54,651			53,670
Allowance for credit losses	(69,284)			(69,786)			(69,648)
Other assets	247,771			247,808			249,148

Total assets	$7,774,874			$7,852,839			$7,616,613

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$74,963	$27	0.15%	$77,297	$30	0.15%	$79,369	$27	0.14%
Money market and savings	2,063,186	13,082	2.57%	2,130,616	15,130	2.82%	2,037,224	16,437	3.27%
Time deposits	2,522,505	23,629	3.80%	2,506,582	24,818	3.93%	2,345,346	24,095	4.17%
Total interest-bearing deposits	4,660,654	36,738	3.20%	4,714,495	39,978	3.36%	4,461,939	40,559	3.69%
Borrowings	69,388	675	3.94%	64,565	695	4.27%	179,444	2,024	4.57%
Subordinated debentures	130,541	1,536	4.70%	130,385	1,561	4.79%	130,718	1,582	4.84%
Total interest-bearing liabilities	4,860,583	38,949	3.25%	4,909,445	42,234	3.41%	4,772,101	44,165	3.75%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,937,628			1,969,908			1,895,953
Other liabilities	134,153			142,754			144,654
Stockholders’ equity	842,510			830,732			803,905

Total liabilities and stockholders’ equity	$7,774,874			$7,852,839			$7,616,613

Net interest income		$63,203			$62,879			$55,092

Cost of deposits			2.26%			2.37%			2.59%
Net interest spread (taxable equivalent basis)			2.23%			2.07%			1.70%
Net interest margin (taxable equivalent basis)			3.38%			3.28%			3.02%

(1) Includes average loans held for sale
(2) Yields calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	September 30,	June 30,	March 31,
Hanmi Financial Corporation and Subsidiaries	2026	2025	2025	2025	2025
Assets	$7,839,227	$7,869,185	$7,856,731	$7,862,363	$7,729,035
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible assets	$7,828,196	$7,858,154	$7,845,700	$7,851,332	$7,718,004

Stockholders’ equity (1)	$802,819	$796,386	$779,550	$762,834	$751,485
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible stockholders’ equity (1)	$791,788	$785,355	$768,519	$751,803	$740,454

Stockholders’ equity to assets	10.24%	10.12%	9.92%	9.70%	9.72%
Tangible common equity to tangible assets (1)	10.11%	9.99%	9.80%	9.58%	9.59%

Common shares outstanding	29,806,694	29,894,757	29,975,371	30,176,568	30,233,514
Tangible common equity per common share	$26.56	$26.27	$25.64	$24.91	$24.49

(1) There were no preferred shares outstanding at the periods indicated.

Preprovision Net Revenues

Preprovision net revenues is supplemental financial information determined by a method other than in accordance with U.S. GAAP. This non-GAAP measure is used by management to measure Hanmi’s core operational performance, excluding the impact of provisions for loan losses. By isolating preprovision net revenues, management can better understand the Company’s true profitability and make more informed strategic decisions. Preprovision net revenues is calculated adding income tax expense and credit loss expense to net income. Management believes this financial measure highlights the Company’s revenue activities and operational efficiency, excluding unpredictable loan loss provisions.

The following table details the Company’s preprovision net revenues, which are non-GAAP measures, for the periods indicated:

Preprovision Net Revenues (Unaudited)
(In thousands, except percentages)

						Percentage Change
Hanmi Financial Corporation and Subsidiaries	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-26	Q1-26
	2026	2025	2025	2025	2025	vs. Q4-25	vs. Q1-25
Net income	$22,557	$21,239	$22,061	$15,117	$17,672
Add back:
Credit loss expense	2,892	1,943	2,145	7,631	2,721
Income tax expense	7,925	8,887	9,396	6,115	7,441
Preprovision net revenue	$33,374	$32,069	$33,602	$28,863	$27,834	4.1%	19.9%